EXHIBIT 18
August 8, 2011
Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, Michigan
We have audited the consolidated financial statements of Flagstar Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, included in your Annual Report on Form 10-K filed with the Securities and Exchange Commission and have issued our report thereon dated March 31, 2011, which expresses an unqualified opinion. Note 6 to the financial statements included in your Quarterly Report on Form 10-Q as of and for the quarter ended June 30, 2011 contains a description of your change during that period in the presentation on the balance sheets of Loans Repurchased with Government Guarantees and on the statements of operations of the related income and expense amounts . In our judgment, such change is to an alternative financial statement presentation that is preferable under the circumstances.
Yours truly,
/s/ BAKER TILLY VIRCHOW KRAUSE, LLP
Southfield, Michigan